EXHIBIT 10.11

AMENDED AND RESTATED

RETENTION AND NON-COMPETITION AGREEMENT

THIS RETENTION AND NON-COMPETITION AGREEMENT (this “Agreement”), is entered into by and between A.P. Pharma, Inc. (the “Company”), and Michael P.J. O’Connell (“Executive”), effective the 23rd day of March, 2005 (the “Effective Date”) in full substitution for the Retention and Non-Competition Agreement originally entered into between the parties effective May 12, 1999 and amended in its entirety effective August 1, 2000.

WHEREAS, the Company desires to retain the services of Executive as set forth in this Agreement and Executive desires to provide services to the Company, upon the terms and conditions set forth herein; and

WHEREAS, the Company desires to ensure that Executive does not compete with and is available to provide services to the Company for the period of time set forth herein;

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Term of Agreement. This Agreement shall commence on the Effective Date and shall end on (i) December 31, 2006, and shall be automatically renewed for additional one-year periods without any action required of either party unless not later than four months prior to the end of any calendar year either party gives to the other party notice in writing that it intends to terminate the Agreement at the end of the calendar year. The Company and Executive agree that this Agreement shall govern the terms and conditions of Executive’s provision of services to the Company during the term of this Agreement.

2. Title and Responsibilities. From and after the Effective Date until the commencement of any Part-Time Employment Term (as defined in Section 6 of this Agreement) (the “Full-Time Employment Period”), the Company shall employ Executive as the President and Chief Executive Officer of the Company reporting to the Board of Directors. As President and Chief Executive Officer of the Company, Executive shall have the duties and responsibilities customarily associated with such position and as determined from time to time by the Board of Directors of the Company. It is understood and agreed that Executive will be considered an employee of the Company for tax withholding purposes for the duration of both the Full-Time Employment Period and the Part-Time Employment Term. Executive acknowledges that as a Part-Time Employee he shall not have the power to bind the Company.

3. Obligations. Executive agrees, during the Full-Time Employment Period, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may serve in any capacity with any civic, educational, or charitable organization.

4. Employee Benefits. During the Full-Time Employment Period and Part-Time Employment Period, Executive shall be eligible to participate in (i) all employee benefit plans currently and hereafter maintained by the Company for senior management according to their terms, and (ii) such other employee benefits as are set forth in this Agreement.

5. Full-Time Employment Period Compensation.

(a) Base Salary. During the Full-Time Employment Period, and during certain Part-Time Employment Terms, as specified in Section 6 hereof, the Company shall pay Executive as compensation for his services a base salary at an initial annualized rate recommended by the Compensation Committee of the Board and approved by the Board (which rate shall in no event be less than Executive’s base salary on the Effective Date as adjusted from time to time by the Board or its Compensation Committee (the “Base Salary”). The Base Salary shall be paid periodically in accordance with normal Company payroll practices and subject to the usual required withholding. Notwithstanding the foregoing, during the Full-Time Employment Period, Executive’s Base Salary shall be reviewed annually for possible adjustments in light of Executive’s performance of his duties, as determined by the Board or its Compensation Committee.

(b) Bonus. During the Full-Time Employment Period and during Part-Time Employment Terms as specified in Section 6 hereof, Executive shall be eligible to receive bonuses as determined by the Board or its Compensation Committee.

6. Termination of Employment; Transition to Part-Time Employment.

(a) Part-Time Employment Term Definition; Obligations. The periods of part-time employment specified in this Section 6 shall be defined as the “Part-Time Employment Term” for the purposes of this Agreement. During any Part-Time Employment Term, Executive shall be required to devote such time in rendering services to the Company as shall be reasonably agreed upon and acceptable to the Executive and the Company, but in any event, not less than ten hours per month. During the Part-Time Employment Term, Executive shall be free to serve as a director, employee, consultant or advisor to any other corporation or other business enterprise without the prior written consent of the Company so long as such activities do not interfere with his duties and obligations under this Agreement, including without limitation, Executive’s obligations under Section 9 hereof. In consideration of Executive’s not working for a “Drug Delivery Company” (as such term is defined in Section 9) and being available to provide the mutually agreed upon services required hereunder during the Part-Time Employment Term, the Executive shall receive the compensation specified in this Section 6.

(b) Termination of Full-Time Employment for Cause. The Company may at any time terminate Executive’s full-time employment hereunder for “Cause.” For the purposes of this Agreement, “Cause” shall mean (i) Executive’s gross negligence or willful misconduct in connection with the performance of his duties, (ii) Executive’s conviction of, or plea of nolo contendere to, any felony in a court of competent jurisdiction, or (iii) Executive’s embezzlement or misappropriation of Company property.

(c) Termination of Full-Time Employment by Company Other than for Cause. If the Company desires to terminate Executive’s full-time employment with the Company other than for Cause, then the Company shall provide Executive with written notice of such termination. If the Executive’s full-time employment is terminated by the Company other than for Cause, then, subject to Executive entering into a Release, the Executive shall remain employed by the Company as a part-time employee for a period of 24 months from the date upon which the Executive is given such written notice from the Company, after which period Executive’s employment with the Company shall terminate.

In connection with the Part-Time Employment Term arising in connection with termination of Executive’s full-time employment by Company other than for Cause, Executive shall be paid (i) Base Salary, payable 50% at time of commencement of Part-Time Employment and the balance in accordance with the Company’s normal payroll practices and (ii) an annual bonus for the 24-month period (prorated for any partial year) equal to the bonus paid to Executive during the immediately preceding 12-month period.

(d) Voluntary Termination of Full-Time Employment by Executive for Good Reason. If Executive desires to voluntarily terminate his full-time employment with the Company for Good Reason, then Executive shall provide the Company with written notice of his such termination. Subject to Executive entering into a release in usual form of the Company and its directors and officers, the Executive shall remain employed by the Company as a part-time employee for a period of 24 months from the date upon which the Company is given such written notice from Executive, after which period Executive’s employment with the Company shall terminate. For the purposes of this Agreement, “Good Reason” shall mean, during the Full-Time Employment Period, (i) a reduction in Executive’s authority or responsibility which (x) is inconsistent with his position and/or title with the Company, or (y) diminishes or changes the Executive’s substantive authority or responsibility relative to Executive’s authority and responsibility immediately prior to such reduction, (ii) a reduction in Base Salary, which reduction is not approved by Executive, (iii) a material reduction in the kind or level of employee benefits to which the Executive is entitled which is different from the level of benefits to which other similar employees are entitled or any action taken that materially and adversely affects the Executive’s participation in any employee benefit plan on a basis different from that applicable to other employees of similar rank, or (iv) Executive’s notification in writing from the Company that his principal place of work will be relocated by a distance of 40 miles or more from the Company’s present headquarters.

In connection with the Part-Time Employment Term arising in connection with a termination of employment by the Executive for Good Reason, Executive shall be paid (i) Base Salary for the 24-month period, payable 50% at time of commencement of Part-Time Employment and the balance in equal installments in accordance with the Company’s normal payroll practices and (ii) an annual bonus for the 24-month period (prorated for any partial year) equal to the bonus paid to Executive during the immediately preceding 12-month period.

(e) Stock Option Vesting During Part-Time Employment Term or upon Change of Control.

(i) During any Part-Time Employment Term provided for in this Agreement, stock options that were granted to Executive by the Company (“Options”) shall continue to vest in accordance with the terms and conditions of the original option agreements relating to such Options.

(ii) Upon a Change of Control of the Company followed by termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, all outstanding stock options previously granted to Executive shall become 100% vested.

(f) Lapse of Restrictions on Restricted Stock. Upon a Change in Control provided for in this Agreement, all forfeiture and transfer restrictions on shares of restricted stock awarded to Executive by the Company (“Restricted Stock”) shall lapse in accordance with the terms and conditions of the original restricted stock award agreements relating to such Restricted Stock.

(g) For purposes of this Agreement, “Change of Control”: shall be deemed to have occurred if (i) any person or group (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) shall acquire, in one or a series of transactions, whether through sale of stock or merger, ownership of stock of APP that possesses fifty percent or more of the total fair market value or total voting power of the stock of APP or any successor to APP; (ii) a merger in which APP is a party after which merger the stockholders of APP immediately before the sale do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the surviving company; or (iii) the sale, exchange or transfer of all or substantially all of APP’s assets (other than a sale, exchange or transfer to one or more corporations where the stockholders of APP immediately before and after such sale, exchange or transfer, directly or indirectly, are the beneficial owners of at least a majority of the voting stock of the corporation(s) to which the assets were transferred).

7. Termination of Employment Relationship. Executive’s part-time employment relationship with the Company may not be terminated by the Company prior to the end of the Part-Time Employment Term, except by written agreement between both of the parties hereto; provided, however, that Executive’s employment with the Company, whether full-time or part-time, shall immediately and automatically terminate upon Executive’s breach of Section 9 hereof or for Cause. No additional benefits or payments will become payable to Executive hereunder upon a termination of Executive’s Part-Time Employment Term.

8. Covenant Not to Compete.

(a) Covenant Not to Compete. During the Full-Time Employment Period and the Part-Time Employment Term, Executive will not render services as an employee or as a consultant providing more than an average of 20 hours per month, or participate as more than a 5% owner in, any Drug Delivery Company in the Restricted Territory, as such terms are defined immediately below.

(b) Drug Delivery Company. “Drug Delivery Company” shall mean each company listed on Exhibit A hereto so long as such company is engaged in the development or application of drug delivery technology. For purposes of this definition, “drug delivery technology” shall mean technology designed to deliver pharmacologically active substances into an organism in a manner that is controlled as to time and/or location of release as compared with bolus injections or standard oral nasal or rectal dosage forms. In no event shall delivery of genetic materials be considered delivery for purposes of this Section 9.

(c) Restricted Territory. “Restricted Territory” means any county in the State of California, each state in the United States and each country in the world.

9. Assignment. Executive’s rights and obligations under this Agreement shall not be assignable by Executive. The Company’s rights and obligations under this Agreement shall not be assignable by the Company except as incident to the transfer, by merger, liquidation, or otherwise, of all or substantially all of the business of the Company.

10. Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been effectively made or given if personally delivered, or if sent by facsimile, or mailed or sent via overnight courier to the other party at its address may designate by written notice to the other party hereto. Any effective notice hereunder shall be deemed given on the date personally delivered or on the date sent by facsimile or deposited in the United States mail (sent by certified mail, return receipt requested), as the case may be, at the following addresses:

(i) If to the Company:

A.P. Pharma, Inc.

123 Saginaw Drive

Redwood City, California 94063

Attn: Chairman of the Board

(ii) If to the Executive:

Michael P.J. O’Connell

13621 Pierce Road

Saratoga, California 95070

11. Arbitration. The parties hereto agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be finally settled by binding arbitration to be held in San Mateo County, California under the Employment Dispute Resolution Rules of the American Arbitration Association as then in effect (the “Rules”). The arbitrator(s) may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator(s) shall be final, conclusive and binding on the parties to the arbitration, and judgment may be entered on the decision of the arbitrator(s) in any court having jurisdiction.

The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law, and the arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.

The parties shall each pay one-half of the costs and expenses of such arbitration, and each party shall pay its own counsel fees and expense.

EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION 12, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO EXECUTIVE’S EMPLOYMENT RELATIONSHIP WITH THE COMPANY.

12. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

13. Severability. If any term or provision of this Agreement shall to any extent be declared illegal or unenforceable by arbitrator(s) or by a duly authorized court of competent jurisdiction, then the remainder of this Agreement or the application of such term or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law and the illegal or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes to expressing the intention of the invalid or unenforceable term of provision.

14. Entire Agreement. This Agreement and the agreements relating to the Options and Restricted Stock represent the entire agreement of the parties with respect to the matters set forth herein, and to the extent inconsistent with other prior contracts, arrangements or understandings between the parties, supersedes all such previous contracts, arrangements or understandings between the Company and the Executive. The Agreement may be amended at any time only by mutual written agreement signed by the parties hereto.

15. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE	A.P. Pharma, Inc.

By:

Name:	Name:

Title:

EXHIBIT A

3M Pharmaceuticals

Alcon

Alkermes, Inc.

Alza Corporation

Andrx Corporation

Aradigm Corporation

Biovail Corporation International

Cardinal Health

Cima Labs, Inc.

Dura Pharmaceuticals, Inc.

Durect Corporation

Eurand

Faulding Inc.

Inhale Therapeutic Systems, Inc.

K-V Pharmaceutical Company

Lohmann Therapie Systeme GmbH

Noven Pharmaceuticals, Inc.

Penwest Pharmaceuticals Co.

Research Triangle Pharmaceuticals

SkyePharma plc

Teva Pharmaceuticals

Watson Pharmaceuticals, Inc.

Yamanouchi Pharmaceutical Co., Ltd.

1.	Including any and all successors and divisions or subsidiaries of such Persons.